Exhibit 99.3

ECOLAB SECOND QUARTER 2016

2Q 2016 Overview

◢Earnings:

▪	Reported diluted EPS $0.87, -13% versus last year; adjusted diluted EPS $1.08, flat year on year
▪	Reported and adjusted diluted EPS include $0.08 (7%) unfavorable currency

◢Sales:

▪	Reported sales -2%; fixed currency sales +1%; acquisition adjusted fixed currency sales -1%
▪	Solid acquisition adjusted fixed currency Global Institutional, Global Industrial and Other segment sales, +4%, offset by lower Global Energy sales
▪	Strong new business growth and new product introductions drove market share gains

◢Operating Margin:

▪	Reported operating margin -50 bps; adjusted fixed currency operating margin +30 bps
▪	Strong margin expansion in our Global Institutional, Global Industrial and Other segments was partially offset by an increase in variable compensation and a decline in Global Energy

◢Outlook:

▪	Expect a solid second half with continued good Global Institutional, Global Industrial and Other segment performances and better Global Energy comparisons
▪	3Q: Adjusted diluted EPS of $1.24 to $1.32, including an approximate $0.08, or 6%, unfavorable impact from FX/Venezuelan devaluation/deconsolidation
▪	2016: Adjusted diluted EPS of $4.35 to $4.50, including an approximate $0.27 to $0.32, or 6% to 7%, unfavorable impact from FX/Venezuelan devaluation/deconsolidation

SUMMARY

Continued attractive new account gains and new product introductions drove strong acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments during the second quarter, nearly offsetting a decline in Global Energy sales. New business and ongoing cost efficiency work led the adjusted fixed currency operating margin expansion, more than offsetting the impact of soft economies, challenging end markets and continued currency headwinds. These, along with lower taxes and shares outstanding, drove the 7% adjusted earnings per share increase before currency translation.

While Energy segment results have been challenging, we believe that recent trends suggest a bottoming of the energy cycle has been reached, and we expect our second half Energy segment sequential results to reflect that stabilization. We look for the market recovery to begin to gradually take hold in 2017 and improve through 2018-2019, and the Energy segment to show results reflecting that market improvement.

Looking to the third quarter, we expect our Global Institutional, Global Industrial and Other segments to continue to show further strong acquisition adjusted fixed currency growth, outpacing their markets and soft international economies as they leverage investments we have made to further improve sales and service force effectiveness and profitability, and more than offset lower year-on-year results from our Global Energy business. We look for third quarter adjusted diluted earnings per share to be in the $1.24 to $1.32 range, with that range including approximately $0.08 per share, or 6%, of unfavorable impact from the Venezuelan devaluation and deconsolidation and currency translation, as we continue to aggressively drive business growth.

For the full year, the Global Institutional, Global Industrial and Other segments are expected to continue to show strong acquisition adjusted fixed currency growth. Global Energy year-on-year sales comparisons should improve versus the first half and for the full year are expected to decline around 10% versus last year. We continue to expect to outperform our markets in 2016 while also investing in the key drivers for future sustainable above average earnings growth. We expect our consolidated results to show improving comparisons in the second half, and have narrowed our forecast for adjusted diluted earnings per share for 2016 to the $4.35 to $4.50 range from $4.35 to $4.55, which includes expected currency headwinds of $0.27 to $0.32 per share (of which $0.17 per share is from the Venezuela devaluation and deconsolidation).

HIGHLIGHTS

•	Reported second quarter diluted earnings per share were $0.87.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, second quarter 2016 adjusted diluted earnings per share were $1.08, and included an $0.08, or 7%, currency headwind. This compared with adjusted diluted earnings per share of $1.08 a year ago.

•

The adjusted diluted earnings per share growth was driven by delivered product and other cost savings, cost efficiencies and lower taxes and shares, which offset investments in the business and higher variable compensation.

•	Our consolidated acquisition adjusted fixed currency sales were modestly lower as our Global Institutional, Global Industrial and Other

segments grew 4% but were offset by lower Global Energy sales. Regional sales growth was led by Latin America and Europe.
•

Reported operating margins declined 50 basis points. Adjusted fixed currency operating margins expanded 30 basis points as delivered product and other cost savings and cost efficiencies offset investments in the business, higher variable compensation and lower Energy results.

•

In 2016’s difficult environment, we are focused on driving new business gains by helping customers lower costs. We are using our industry-leading product innovation and service strengths to help customers achieve the best results and lowest operating costs, and through these, aggressively drive new account gains across all of our segments.

•

We expect third quarter adjusted diluted earnings per share in the $1.24 to $1.32 range, reflecting a combined Venezuela devaluation and deconsolidation impact and currency translation drag of approximately $0.08, or 6%.

•

Consolidated results are expected to improve, with the second half outperforming the first half. We narrowed our full year adjusted diluted earnings per share forecast to the $4.35 to $4.50 per share range from $4.35 to $4.55. This forecast includes expected unfavorable currency exchange in the $0.27 to $0.32 per share range, of which $0.17 per share is from the Venezuela devaluation and deconsolidation.

•

In summary, despite a very challenging global economic and market environment, we expect to continue to deliver solid fundamental results in 2016. We remain confident in our business, our markets and our people, as well as our capacities to meet our aggressive growth objectives over the coming years.

VENEZUELA

As previously disclosed, Ecolab deconsolidated its Venezuela operations at year-end 2015.  This change in accounting treatment, in which we stopped consolidating the results of our local Venezuelan operations in our 2016 financial statements, does not directly affect the local operations of our Venezuelan businesses. We continue to serve customers in Venezuela after the deconsolidation.

Also as previously disclosed, the earnings per share impact of currency on growth rates versus 2015 includes the $0.15 per share effect of the Venezuela bolivar devaluation during 2015. The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share represents a total year-on-year 2016 headwind of approximately $0.17 per share.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	(1)%
Pricing	<1%
Subtotal	(1)%
Acq./Div.	2%
Fixed currency growth	1%
Currency impact	(3)%
Total	(2)%

Ecolab’s consolidated reported sales for the second quarter decreased 2%. Consolidated fixed currency sales for the quarter increased 1%. Acquisition adjusted fixed currency sales decreased 1% when compared to the year ago period. Looking at the growth components, volume and mix decreased 1% versus last year while pricing was modestly positive.  Acquisitions and divestitures were 2% and currency was a negative 3%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	4%	4%
Water	6%	1%
Paper	1%	1%
Textile Care	6%	6%
Total Global Industrial	4%	2%

FOOD & BEVERAGE

Second quarter fixed currency Food & Beverage sales increased 4% as corporate account and share gains more than offset generally flat industry trends. Globally, we enjoyed good growth in our food and beverage markets, moderate sales gains in dairy and lower sales in agri. Regional growth was strong in Latin America and Asia Pacific, while North America and Europe recorded modest gains.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers. This has enabled us to win business with key global customers. We look to more than offset tough industry conditions with further customer penetration and new business capture, new market growth and leverage from our strong innovation pipeline.

WATER

Fixed currency Water sales grew 6%. Acquisition adjusted fixed currency Water sales rose 1% compared to the prior year. Heavy and light industry sales rose 4%, with strong gains in light partially offset by flat sales to the globally challenged heavy industry market. Mining declined double-digits. Regionally, we saw strong growth in Latin America, good gains in Europe, and modest declines in North America and Asia Pacific.

In this challenging environment, we continue to build our total water management capabilities that provide customers with end to end water solutions that significantly reduce their water consumption and total operating costs while improving their product quality. We also continue to invest in our light and heavy industry businesses and in our global corporate accounts sales team to accelerate our share gains, as well as in additional new water technologies to improve customers’ operating performance, lower their operating costs and improve safety. We expect modest acquisition adjusted sales growth in the third quarter reflecting continued weak mining results, with improving fourth quarter results as market share gains in our heavy and light businesses drive better sales growth.

PAPER

Second quarter fixed currency Paper sales increased 1%. Good growth in Latin America and North America, driven by strong sales efforts and business wins, more than offset declines in Asia Pacific.

We continue to focus on maximizing results for our customers through minimizing their water use and optimizing their total cost in the growing segments of board & packaging, tissue & towel, and pulp. Paper expects to show better growth over the balance of the year through the globalization of best practices and the focus on delivering value through innovative solutions.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	10%	6%
Specialty	6%	6%
Healthcare	4%	4%
Total Global Institutional	8%	5%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business grew 10%. Adjusted for acquisitions, fixed currency sales for Institutional grew 6%. Global lodging demand continued to show modest growth while restaurant foot traffic data remains soft. North America posted strong sales growth, Asia Pacific turned in solid sales gains, and Europe and Latin America rose modestly. New business wins, led by demand for our leading product innovation in key platforms including warewashing, laundry and housekeeping, along with appropriate pricing, drove our results.

We remain focused on sharpening our execution in delivering increased customer value, offering effective solutions that reduce our customers’ water, energy and labor costs, backed by superior on-site service. Looking ahead, the Swisher integration remains on plan, and we expect continued solid Institutional sales growth in the third quarter and for the full year.

SPECIALTY

Second quarter sales for Specialty grew 6% in fixed currencies. Quickservice sales growth was solid as we continue to see growth in our global accounts and as food safety gains greater focus among our customers. New account growth, increased service coverage and additional solutions leveraged generally modest industry trends to drive growth.  Quickservice sales were strong across all regions, benefiting from new accounts and additional customer solutions.

The food retail business posted a strong gain, with the improved sales growth reflecting continued new customer additions and product introductions.

New account wins have been solid, and with our ongoing investments in new products, the sales and service force and increased solutions for customers, we expect a good third quarter and full year in 2016 for Specialty.

HEALTHCARE

Fixed currency Healthcare sales rose 4% in the second quarter. We achieved good growth in most product lines; regionally, Europe showed strong gains. We enjoyed strong new business success in the quarter as we continued our focus on executing the Ecolab value proposition: offering innovative products and premium on-site service to reduce healthcare acquired infections and increase operational efficiencies, and thereby deliver improved outcomes in hospital operating rooms, patient rooms and central sterile areas.

Ecolab’s outcome-based programs are still a relatively new approach for the industry and we are well positioned to capitalize on these trends. The improving sales traction and new business pipeline makes us confident in the long term growth potential for our business. Further, the pending acquisition of Anios should bolster our position in Europe and accelerate our international expansion. We look for third quarter and second half 2016 Healthcare sales to show better organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	(13)%	(13)%

Second quarter fixed currency Global Energy segment sales decreased 13% reflecting the period’s continued weak operating conditions and comparison to the relatively less depressed second quarter environment last year. Within our upstream businesses, the well stimulation business (representing less than 10% of Energy segment sales) recorded a significant decline. Our production business (which represents approximately 65% of Energy segment sales) also declined due to lower price and customer usage changes amid weaker market conditions. Downstream sales rose modestly when compared to last year, with this quarter’s slower growth reflecting the timing of orders.

Looking ahead, stabilizing supply and demand metrics and drilling rig counts suggest a bottoming in the energy markets. However, we expect industry activity will take time to gain momentum, with demand and pricing improvement developing gradually and taking hold starting in 2017. We look for the second half of 2016 to reflect this lag, with a decline in upstream partially offset by good growth in downstream. We expect full year 2016 acquisition-adjusted Energy segment sales to decrease around 10% year on year, with the second half outperforming the first. We remain aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales and share gains, as well as strengthen our position for future growth. We expect these factors to enable us to show improving growth over the next several years as the energy markets recover.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	8%	8%
Equipment Care	6%	6%
Total Other	8%	8%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 8% in the second quarter. Sales to food retail, food and beverage, healthcare and restaurant customers led the growth, which was strong in all regions. We continue to drive market penetration, with innovative service offerings and technologies, and make progress in globalizing our market-focused capabilities and field technologies. We expect Pest Elimination sales to show further strong growth in the third quarter led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 6% in the second quarter. Productivity improvements from our technology and training investments continue to pay off, helping us to drive good customer wins and strong sales growth. We look for mid- to upper-single digit sales growth in the third quarter, and for the full year 2016.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2016	% sales	2015	% sales	% change
Gross Profit	$ 1,532.0	46.2%	$ 1,582.6	46.7%	(3)%

Second quarter gross margins were 46.2%. When adjusted for special charges, second quarter 2016 gross margins were 48.0% and rose 100 basis points above last year. The improvement resulted from lower delivered product costs, cost efficiencies and the decline in Global Energy (which on average has a lower gross profit margin).

($ millions, unaudited)	2016	% sales	2015	% sales	% change
SG&A	$ 1,093.3	33.0%	$ 1,079.2	31.8%	1%

SG&A expenses represented 33.0% of second quarter sales. The 120 basis point increase reflected the impact of investments in the business, higher variable compensation and the decline in Global Energy (which on average has a lower SG&A ratio).

($ millions, unaudited)	2016	% sales	2015	% sales	% change
Consolidated Op. Inc.	$ 412.5	12.4%	$ 437.8	12.9%	(6)%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 491.0	15.1%	$ 475.7	14.8%	3%

Consolidated operating income margins were 12.4%. Adjusted for special charges, fixed currency operating income margins were 15.1%, rising 30 basis points over last year’s comparable margin. Good margin expansion in our Global Institutional, Global Industrial and Other segments was partially offset by higher variable compensation and a decline in Global Energy.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Industrial Op. Inc.	$ 171.3	14.9%	$ 147.9	13.4%	16%

Fixed currency operating income for the Global Industrial segment increased 16%.  Acquisition adjusted fixed currency operating income grew 13% and margins increased 150 basis points to 15.1%. Appropriate pricing, cost savings initiatives, lower delivered product costs and sales volume gains drove the increase, which was partially offset by higher variable compensation.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Institutional Op. Inc.	$ 245.0	21.4%	$ 228.5	21.7%	7%

Fixed currency operating income for the Global Institutional segment increased 7%. Acquisition adjusted fixed currency operating income grew 8% and margins rose 40 basis points to 22.1%. Results benefited from appropriate pricing and sales volume gains, which more than offset investments in the business and higher variable compensation.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Energy Op. Inc.	$ 77.5	10.3%	$ 109.9	12.7%	(29)%

Fixed currency Global Energy segment operating income decreased 29%.  Acquisition adjusted fixed currency operating income declined 32% and margins declined 260 basis points to 9.8%. The decrease reflected lower sales volumes, reduced plant overhead absorption (driven by both lower volumes and a planned reduction in inventory levels) and reduced pricing, which more than offset delivered product cost savings, synergies and other cost reduction actions.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Other Op. Inc.	$ 38.8	19.1%	$ 31.8	16.8%	22%

Fixed currency operating income for the Other segment increased 22% and margins expanded 230 basis points. Pricing and sales volume gains led the increase, which was partially offset by higher variable compensation.

($ millions, unaudited)	2016	2015
Corporate
Special Gains/(Charges)	($88.1)	($76.6)
Corp. Expense	(41.6)	(42.4)
Total Corporate Expense	($129.7)	($119.0)

The Corporate segment includes amortization expense of $42 million in both the second quarter of 2016 and 2015, related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the second quarter of 2016 were a net charge of $88 million ($57 million after-tax), including the special charge related to Energy as described below, wage-hour litigation and other asset impairments. Special gains and charges for the second quarter 2015 were a net charge of $77 million ($61 million after-tax).

ENERGY INVENTORY, WORKFORCE AND ASSET CHARGES

As a result of excess supply pressures and the negative impact on energy industry exploration and production investments, particularly in North America, the company recorded charges of $64 million ($43 million after tax), comprised of inventory write downs, fixed asset charges, headcount reductions and other charges during the second quarter of 2016.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the second quarter of 2016 was 24.1% compared with the reported rate of 18.0% in the second quarter of 2015. Discrete tax items for the second quarter 2016 were an unfavorable $4 million. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 25.5% in the second quarter of 2016, compared with 27.1% for the same period last year. The improved adjusted tax rate was primarily driven by the permanent enactment of the research and development tax credit and global tax planning strategies.

Ecolab reacquired 2.3 million shares of its common stock during the second quarter. The reacquired shares included 0.2 million shares acquired as part of an accelerated share repurchase that settled during the quarter.

The net of this performance is that Ecolab reported second quarter diluted earnings per share of $0.87 compared with $1.00 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, adjusted earnings were the same at $1.08.

BALANCE SHEET, CASH FLOW AND LEVERAGE

2Q 2016 Balance Sheet / Cash Flow

Summary Balance Sheet and Selected Balance Sheet Measures

(unaudited)	June 30
($ millions)	2016	2015
Cash and cash eq.	$ 167.4	$ 310.6
Accounts receivable, net	2,318.0	2,494.8
Inventories	1,331.7	1,462.7
Other current assets	278.3	703.0
PP&E, net	3,257.3	3,123.4
Goodwill and intangibles	10,482.7	10,744.4
Other assets	389.2	356.4
Total assets	$ 18,224.6	$ 19,195.3

Short-term debt	$ 1,749.9	$ 2,185.2
Accounts payable	977.8	961.0
Other current liabilities	1,510.7	1,299.8
Long-term debt	5,097.0	5,102.3
Pension/Postretirement	968.4	1,139.6
Other liabilities	1,251.2	1,627.9
Total equity	6,669.6	6,879.5
Total liab. and equity	$ 18,224.6	$ 19,195.3

	June 30
(unaudited)	2016	2015
Total Debt/Total Capital	50.7%	51.4%
Net Debt/Total Capital	50.0%	50.4%
Net Debt/EBITDA	2.8	2.5
Net Debt/Adjusted EBITDA	2.3	2.4

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Selected Cash Flow items

	Six Months Ended
(unaudited)	June 30
($ millions)	2016	2015
Cash from op. activities	$ 874.8	$ 636.6
Depreciation	276.0	285.8
Amortization	145.3	149.9
Capital expenditures	303.7	327.5

Net debt to total capital was 51%, with net debt to adjusted EBITDA ratio at 2.3 times. Year to date cash from operations showed a very strong increase, primarily reflecting improved working capital metrics (accounts receivable, inventory and accounts payable).

FORECAST

2016 Focus

◢Expect solid second half

▪	Continued good Global Institutional, Global Industrial and Other segment performances and better Global Energy comparisons, lessening FX headwind
▪	Execute the Ecolab Model
▪	Drive growth through best product/best service to produce best results/lowest total use cost
▪	Leverage corporate account new business investments and momentum
▪	Expect continued mid-single digit growth in Global Institutional, Global Industrial and Other segments along with better Global Energy comparisons
▪	Invest in the future
▪	Continued investments in critical areas
▪	Product innovation and new field technology
▪	Enterprise systems

◢Improve cost efficiency and effectiveness

◢Focused M&A

▪	Technologies, products/services, geographic expansion, opportunities in distressed markets

Looking ahead, we remain focused on our long term fundamentals: driving fixed currency organic growth through the effective implementation of our successful Ecolab model, which means offering the best products, backed by the best service, to yield the best results at the lowest total use cost to the customer. We will use this model, along with our well-developed corporate accounts and independent customer approach, to drive superior fixed currency organic growth in the expected turbulent economic environment. While we will carefully watch our costs, we will continue to make key long term investments in our growth model and critical support systems. We will also continue to invest in key acquisitions that improve our competitive set for the future.

As a result of this focus on our fundamentals, and as mentioned in the opening discussion, we look for our Global Institutional, Global Industrial and Other segments to continue to deliver strong acquisition adjusted fixed currency sales growth and offset lower Global Energy segment results. We expect the Venezuela devaluation and deconsolidation and foreign currency to have an unfavorable impact on sales of approximately 3 percentage points on third quarter sales and an unfavorable $0.08 per share, or approximately 6 percentage points, impact to earnings growth. As a result, we expect third quarter adjusted earnings to be in the $1.24 to $1.32 range compared with $1.28 earned last year.

We continue to expect a strong operating performance for the full year 2016 reflecting our business balance and more than offsetting headwinds from significantly reduced energy market activity, sluggish international economies and currency translation. We look for continued mid-single digit fixed currency sales growth in our Global Institutional, Global Industrial and Other segments and cost savings to more than offset lower Global Energy results. Net, we look for adjusted diluted earnings per share growth to improve in the second half versus the first half, and have narrowed our full year earnings to be in the $4.35 to $4.50 per share range from the prior $4.35 to $4.55 per share range. This forecast includes an expected unfavorable $0.27 to $0.32 per share Venezuela devaluation and deconsolidation and currency impact.

SUMMARY

In summary, we once again delivered on our forecast in the second quarter, while offsetting significant market and currency challenges and investing in our future. We will stay focused on driving fundamental growth in our businesses. We expect to realize good growth from our operations before still substantial currency headwinds in the third quarter, with improved growth in the second half, to deliver another year of superior earnings per share growth in 2016 before the impact of currency and the Venezuela devaluation and deconsolidation while continuing to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2016 third quarter and full-year financial and business results, energy market forecast, sales growth, performance against the market, innovation, investments, pricing, cost savings, foreign currency, Venezuela deconsolidation impact, integration status, pending Anios acquisition and merger and acquisition opportunities. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	EBITDA
•	adjusted EBITDA
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and cash flows and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include in special gains and charges items that are unusual in nature and significant in amount. Both special (gains) and charges and discrete tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios, which we view as important indicators of our creditworthiness.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at a Marginal Currency System (“SIMADI”) rate of approximately 200 bolivares to 1 U.S. dollar, which was the approximate conversion rate for SIMADI at year end 2015. Fixed currency sales, acquisition adjusted fixed currency sales, adjusted fixed currency operating income and adjusted fixed currency operating income margin measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, adjusted operating income and adjusted operating income margin, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2016 supplemental discussion.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2016	2015	2016	2015

Net Sales
Reported GAAP net sales	$ 3,317.2	$ 3,389.1	$ 6,414.6	$ 6,686.7
Effect of foreign currency translation	(64.7)	(175.3)	(86.7)	(397.2)
Non-GAAP fixed currency sales	$ 3,252.5	$ 3,213.8	$ 6,327.9	$ 6,289.5

Cost of Sales
Reported GAAP cost of sales	$ 1,785.2	$ 1,806.5	$ 3,416.6	$ 3,571.8
Special (gains) and charges	61.9	11.0	61.9	11.6
Non-GAAP adjusted cost of sales	$ 1,723.3	$ 1,795.5	$ 3,354.7	$ 3,560.2

Gross Margin
Reported Gross Margin	46.2%	46.7%	46.7%	46.6%
Non-GAAP adjusted Gross Margin	48.0%	47.0%	47.7%	46.8%

Operating income
Reported GAAP operating income	$ 412.5	$ 437.8	$ 784.0	$ 825.5
Effect of foreign currency translation	(9.6)	(38.7)	(13.8)	(80.8)
Non-GAAP fixed currency operating income	$ 402.9	$ 399.1	$ 770.2	$ 744.7

Reported GAAP operating income	$ 412.5	$ 437.8	$ 784.0	$ 825.5
Special gains and charges	88.1	76.6	94.4	85.0
Non-GAAP adjusted operating income	500.6	514.4	878.4	910.5
Effect of foreign currency translation	(9.6)	(38.7)	(13.8)	(80.8)
Non-GAAP adjusted fixed currency operating income	$ 491.0	$ 475.7	$ 864.6	$ 829.7

Operating Income Margin
Reported GAAP operating income margin	12.4%	12.9%	12.2%	12.3%
Non-GAAP adjusted fixed currency operating income margin	15.1%	14.8%	13.7%	13.2%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent and per share)	2016	2015	2016	2015

Net Income Attributable to Ecolab
Reported GAAP net income	$ 258.4	$ 302.0	$ 489.2	$ 535.4
Special (gains) and charges, after tax	57.0	61.1	61.4	66.4
Discrete tax net expense (benefit)	3.9	(39.4)	(0.9)	(36.8)
Non-GAAP adjusted net income attributable to Ecolab	$ 319.3	$ 323.7	$ 549.7	$ 565.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 0.87	$ 1.00	$ 1.64	$ 1.77
Special (gains) and charges, after tax	0.19	0.20	0.21	0.22
Discrete tax net expense (benefit)	0.01	(0.13)	(0.00)	(0.12)
Non-GAAP adjusted diluted EPS	$ 1.08	$ 1.08	$ 1.85	$ 1.87

Provision for Income Taxes
Reported GAAP tax rate	24.1%	18.0%	24.1%	22.5%
Special gains and charges	2.3	0.4	1.4	(0.1)
Discrete tax items	(0.9)	8.7	0.1	4.7
Non-GAAP adjusted tax rate	25.5%	27.1%	25.6%	27.1%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 968.6	$ 1,256.9
Provision for income taxes	299.9	411.5
Interest expense, net	251.3	249.0
Depreciation	549.7	567.8
Amortization	295.4	304.5
EBITDA	$ 2,364.9	$ 2,789.7
Special (gains) and charges impacting EBITDA	504.8	137.5
Adjusted EBITDA	$ 2,869.7	$ 2,927.2

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 1.00	$ 1.77	$ 0.86	$ 2.63	$ 0.69	$ 3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Discrete tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.08	$ 1.87	$ 1.28	$ 3.15	$ 1.22	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64
Adjustments:
Special (gains) and charges (3)	0.01	0.19	0.21
Discrete tax expense (benefits) (4)	(0.02)	0.01	(0.00)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 included restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also included $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also included $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include charges of $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also included a charge of $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also included charges of $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax net expense of $2.6 million was driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million was driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million was driven primarily by the release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million was driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax, and gains related to restructuring of  $1.9 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million, net of tax, during the second quarter associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million and $14.6 million, net of tax, in the first and second quarters, respectively, related to other charges, including litigation related charges.

(4) The first quarter 2016 discrete tax net benefit of $4.8 million was driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax net expense of $3.9 million was driven by individually immaterial items, including adjustments to deferred tax asset and liability positions.